Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 108 to Registration Statement No. 002-90649 on Form N-1A of our report dated December 21, 2007 relating to the financial statements and financial highlights of Fidelity Investment Trust, including Fidelity Worldwide Fund, appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2007, and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
November 25, 2008